UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of Earliest Event Reported): November 7, 2005

RUBY TUESDAY, INC.
(Exact Name of Registrant as Specified in Charter)

Georgia	1-12454	63-0475239
(State of or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 West Church Avenue Maryville, Tennessee 37801 (Address of Principal Executive Offices)

(865) 379-5700 (Registrant’s Telephone Number, Including Area Code)

Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instructions A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

        See disclosure contained in Item 2.03 below, which is incorporated herein.

ITEM 2.03.     CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

         Effective November 7, 2005, Ruby Tuesday, Inc., a Georgia Corporation (the “Company”), executed Lender Commitment Agreements (the “Commitment Agreements”) and Amended and Restated Revolving Credit Notes (the “Amended Notes”) in the aggregate amount of $300 million in connection with its request for an increase in the aggregate revolving credit commitments under the Company’s five-year revolving credit agreement (the “Credit Facility”) dated November 19, 2004, by and among the Company, Bank of America, N.A., as Administrative Agent, Issuing Bank and Swingline Lender, and certain other financial institutions as lenders. Pursuant to the Credit Facility , the Company requested that the aggregate revolving credit commitments under the Credit Facility be increased from $200 million to $300 million (the “Revolving Facility Increase”) and executed the Commitment Agreements and Amended Notes to document its increased repayment obligations. After giving effect to the Revolving Facility Increase, as of November 7, 2005, the Company had borrowings of approximately $168 million and standby letters of credit of approximately $19.5 million, with approximately $112.5 million available under the Credit Facility.

         SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ruby Tuesday, Inc. (Registrant)
BY: /s/ Marguerite N. Duffy Marguerite N. Duffy Senior Vice President and Chief Financial Officer

Date: November 10, 2005